EXHIBIT 10.3

MORGAN STANLEY

PERFORMANCE FORMULA AND PROVISIONS

The following sets forth the performance formula (the “Performance Formula”) that was approved by the shareholders of Morgan Stanley at the annual meeting of shareholders on March 22, 2001. The Performance Formula governs annual bonuses for certain executive officers of the Company under Section 162(m) of the Code. The Performance Formula was originally set forth in the Morgan Stanley 1995 Equity Incentive Compensation Plan (the “EICP”). No awards may be made under the EICP after May 10, 2006; however, the Performance Formula continues to be effective as a valid shareholder-approved performance formula for annual bonus awards paid other than under the EICP. Accordingly, the Performance Formula and related provisions (the “Performance Formula and Provisions”) are set forth below as a stand-alone document for ease of administration.

1.	Definitions

As used herein, the following capitalized words shall have the meanings set forth below:

“Award” means an award, including without limitation, an award of restricted stock, stock units, stock options, or stock appreciation rights or another equity-based or equity-related award, granted under a Company equity compensation plan and subject to the terms and provisions of such plan.

“Board” means the Board of Directors of Morgan Stanley.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto, or any subcommittee thereof consisting solely of at least two “outside directors” as defined under Section 162(m) of the Code.

“Company” means Morgan Stanley and all of its Subsidiaries.

“Date of the Award” means the effective date of an Award as specified by the Committee.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“Maximum Annual Bonus” has the meaning set forth in Section 2.

“Morgan Stanley” means Morgan Stanley, a Delaware corporation.

“Pre-Tax Earnings” means Morgan Stanley’s income before income taxes as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Morgan Stanley, for the relevant fiscal year; (2) expenses classified as “Provisions for Restructuring”; (3) expenses related to “Goodwill Amortization”; (4) gains and/or losses classified as “Discontinued Operations”; and (5) gains or losses classified as “Extraordinary Items,” which may include: (A) profits or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables; (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; (F) losses resulting from a newly enacted law or regulation; and (G) other expenses or losses or income or gains that are unusual in nature or infrequent in occurrence. In each instance, the above-referenced adjustment to Pre-Tax Earnings must be in accordance with generally accepted accounting principles and appear on the face of Morgan Stanley’s Consolidated Statements of Income contained in Morgan Stanley’s Consolidated Financial Statements for such fiscal year.

“Section 162(m) Participant” means, for a given fiscal year of Morgan Stanley, any individual designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Share” means a share of common stock, par value $0.01 per share, of Morgan Stanley.

“Subsidiary” means (i) a corporation or other entity with respect to which Morgan Stanley, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which Morgan Stanley, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Performance Formula and Provisions.

2.	Annual Bonus

Commencing with the fiscal year of Morgan Stanley beginning December 1, 2000 and for each fiscal year of Morgan Stanley thereafter, each Section 162(m) Participant will be eligible to earn under the Performance Formula and Provisions an annual bonus for each fiscal year in a maximum amount equal to 0.5% of Morgan Stanley’s Pre-Tax Earnings for that fiscal year (the “Maximum Annual Bonus”). In determining the annual bonus amounts payable under the Performance Formula and Provisions, the Committee may not pay a Section 162(m) Participant more than the Maximum Annual Bonus, but the Committee shall have the right to reduce the bonus amount payable to such Section 162(m) Participant to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the year.

Following the completion of each fiscal year, the Committee shall certify in writing the Maximum Annual Bonus and the bonus amounts, if any, payable to Section 162(m) Participants for such fiscal year. The bonus amounts payable to a Section 162(m) Participant will be paid annually following the end of the applicable fiscal year after such certification by the Committee in the form of (i) cash, (ii) Awards with a value as of the Date of the Award, determined in accordance with Section 3 below, equal to the value of the annual bonus amount earned by the Section 162(m) Participant for such fiscal year, or (iii) a combination of cash and such Awards.

3.	Valuation

If the Committee determines that all or a portion of an annual bonus awarded to a Section 162(m) Participant for a given fiscal year is paid in whole or in part in the form of Awards, then for purposes of determining the number of Shares subject to such Awards, the Committee may value the Shares at a discount to Fair Market Value to reflect the various restrictions, conditions and limitations applicable to the Shares, but such discount shall not exceed 50% of the Fair Market Value as of the Date of the Award. Notwithstanding the foregoing, the Fair Market Value of any Awards plus any cash paid as an annual bonus pursuant to the Performance Formula and Provisions shall not exceed the Maximum Annual Bonus.

4.	Repeal of Section 162(m) of the Code

Without further action by the Board, the Performance Formula and Provisions shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto).

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